Issuer Free Writing Prospectus, dated November 9, 2020 Filed Pursuant to Rule 433 of the Securities Act of 1933 Registration Statement No. 333-227304

Bristol-Myers Squibb Company
Pricing Term Sheet
November 9, 2020

$1,500,000,000 0.537% Notes due 2023 (the “2023 Notes”)
$1,000,000,000 0.750% Notes due 2025 (the “2025 Notes”)
$1,000,000,000 1.125% Notes due 2027 (the “2027 Notes”)
$1,250,000,000 1.450% Notes due 2030 (the “2030 Notes”)
$750,000,000 2.350% Notes due 2040 (the “2040 Notes”)
$1,500,000,000 2.550% Notes due 2050 (the “2050 Notes”)

This pricing term sheet supplements the prospectus supplement issued by Bristol-Myers Squibb Company on November 9, 2020 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated September 12, 2018 (the “Prospectus”) and supersedes the information in the Preliminary Prospectus Supplement and Prospectus. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent effected by the changes described herein. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus and should be read together with the Preliminary Prospectus Supplement, the Prospectus and the documents incorporated or deemed to be incorporated by reference therein before a decision is made in connection with an investment in the Notes. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

$1,500,000,000 0.537% Notes due 2023

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,500,000,000
Trade Date:	November 9, 2020
Settlement Date*:	November 13, 2020 (T+3)
Maturity Date:	November 13, 2023
Current Issuer Ratings**:	A2 (negative) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	100.000% of principal amount
Yield to Maturity:	0.537%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2021
Record Dates:	April 29 and October 30
Coupon:	0.537% annually, accruing from and including November 13, 2020
Spread to Benchmark Treasury:	30 bps
Benchmark Treasury:	UST 0.125% due October 15, 2023
Benchmark Treasury Price and Yield:	99-21+; 0.237%
Par Call Date:	On or after November 13, 2021
Make-Whole Call:	Not applicable
Underwriting Discount:	0.250%
Special Mandatory Redemption:
If the consummation of the MyoKardia Acquisition does not occur on or before June 30, 2021, or prior to such date we notify the Trustee that we will not pursue the consummation of the MyoKardia Acquisition, we will be required to redeem the 2023 Notes then outstanding at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date.

CUSIP / ISIN:	110122 DT2 / US110122DT20

$1,000,000,000 0.750% Notes due 2025

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,000,000,000
Trade Date:	November 9, 2020
Settlement Date*:	November 13, 2020 (T+3)
Maturity Date:	November 13, 2025
Current Issuer Ratings**:	A2 (negative) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	99.838% of principal amount
Yield to Maturity:	0.783%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2021
Record Dates:	April 29 and October 30
Coupon:	0.750% annually, accruing from and including November 13, 2020
Spread to Benchmark Treasury:	35 bps
Benchmark Treasury:	UST 0.250% due October 31, 2025
Benchmark Treasury Price and Yield:	99-03 1/4; 0.433%
Par Call Date:	On or after October 13, 2025 (one month prior to the Maturity Date)
Make-Whole Call:	T+7.5 bps
Underwriting Discount:	0.350%
Special Mandatory Redemption:
If the consummation of the MyoKardia Acquisition does not occur on or before June 30, 2021, or prior to such date we notify the Trustee that we will not pursue the consummation of the MyoKardia Acquisition, we will be required to redeem the 2025 Notes then outstanding at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date.

CUSIP / ISIN:	110122 DN5 / US110122DN59

$1,000,000,000 1.125% Notes due 2027

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,000,000,000
Trade Date:	November 9, 2020
Settlement Date*:	November 13, 2020 (T+3)
Maturity Date:	November 13, 2027
Current Issuer Ratings**:	A2 (negative) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	99.940% of principal amount
Yield to Maturity:	1.134%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2021
Record Dates:	April 29 and October 30
Coupon:	1.125% annually, accruing from and including November 13, 2020
Spread to Benchmark Treasury:	45 bps
Benchmark Treasury:	UST 0.500% due October 31, 2027
Benchmark Treasury Price and Yield:	98-24; 0.684%
Par Call Date:	On or after September 13, 2027 (two months prior to the Maturity Date)
Make-Whole Call:	T+7.5 bps
Underwriting Discount:	0.400%
Special Mandatory Redemption:
If the consummation of the MyoKardia Acquisition does not occur on or before June 30, 2021, or prior to such date we notify the Trustee that we will not pursue the consummation of the MyoKardia Acquisition, we will be required to redeem the 2027 Notes then outstanding at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date.

CUSIP / ISIN:	110122 DP0 / US110122DP08

$1,250,000,000 1.450% Notes due 2030

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,250,000,000
Trade Date:	November 9, 2020
Settlement Date*:	November 13, 2020 (T+3)
Maturity Date:	November 13, 2030
Current Issuer Ratings**:	A2 (negative) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	99.833% of principal amount
Yield to Maturity:	1.468%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2021
Record Dates:	April 29 and October 30
Coupon:	1.450% annually, accruing from and including November 13, 2020
Spread to Benchmark Treasury:	55 bps
Benchmark Treasury:	UST 0.625% due August 15, 2030
Benchmark Treasury Price and Yield:	97-08+; 0.918%
Par Call Date:	On or after August 13, 2030 (three months prior to the Maturity Date)
Make-Whole Call:	T+10 bps
Underwriting Discount:	0.450%
Special Mandatory Redemption:
If the consummation of the MyoKardia Acquisition does not occur on or before June 30, 2021, or prior to such date we notify the Trustee that we will not pursue the consummation of the MyoKardia Acquisition, we will be required to redeem the 2030 Notes then outstanding at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date.

CUSIP / ISIN:	110122 DQ8 / US110122DQ80

$750,000,000 2.350% Notes due 2040

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$750,000,000
Trade Date:	November 9, 2020
Settlement Date*:	November 13, 2020 (T+3)
Maturity Date:	November 13, 2040
Current Issuer Ratings**:	A2 (negative) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	99.778% of principal amount
Yield to Maturity:	2.364%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2021
Record Dates:	April 29 and October 30
Coupon:	2.350% annually, accruing from and including November 13, 2020
Spread to Benchmark Treasury:	65 bps
Benchmark Treasury:	UST 1.250% due May 15, 2050
Benchmark Treasury Price and Yield:	89-09; 1.714%
Par Call Date:	On or after May 13, 2040 (six months prior to the Maturity Date)
Make-Whole Call:	T+10 bps
Underwriting Discount:	0.750%
Special Mandatory Redemption:
If the consummation of the MyoKardia Acquisition does not occur on or before June 30, 2021, or prior to such date we notify the Trustee that we will not pursue the consummation of the MyoKardia Acquisition, we will be required to redeem the 2040 Notes then outstanding at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date.

CUSIP / ISIN:	110122 DR6 / US110122DR63

$1,500,000,000 2.550% Notes due 2050

Issuer:	Bristol-Myers Squibb Company
Principal Amount:	$1,500,000,000
Trade Date:	November 9, 2020
Settlement Date*:	November 13, 2020 (T+3)
Maturity Date:	November 13, 2050
Current Issuer Ratings**:	A2 (negative) by Moody’s Investors Service, Inc. / A+ (negative) by Standard & Poor’s Ratings Services
Reoffer Price:	99.708% of principal amount
Yield to Maturity:	2.564%
Interest Payment Dates:	May 13 and November 13, commencing May 13, 2021
Record Dates:	April 29 and October 30
Coupon:	2.550% annually, accruing from and including November 13, 2020
Spread to Benchmark Treasury:	85 bps
Benchmark Treasury:	UST 1.250% due May 15, 2050
Benchmark Treasury Price and Yield:	89-09; 1.714%
Par Call Date:	On or after May 13, 2050 (six months prior to the Maturity Date)
Make-Whole Call:	T+15 bps
Underwriting Discount:	0.875%
Special Mandatory Redemption:
If the consummation of the MyoKardia Acquisition does not occur on or before June 30, 2021, or prior to such date we notify the Trustee that we will not pursue the consummation of the MyoKardia Acquisition, we will be required to redeem the 2050 Notes then outstanding at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date.

CUSIP / ISIN:	110122 DS4 / US110122DS47

Joint Book-Running Managers:
Citigroup Global Markets Inc. (All Notes)
J.P. Morgan Securities LLC (All Notes)
Barclays Capital Inc. (All Notes)
Deutsche Bank Securities Inc. (All Notes)
BNP Paribas Securities Corp. (2027 Notes, 2030 Notes, 2040 Notes and 2050 Notes)
Credit Suisse Securities (USA) LLC (2027 Notes, 2030 Notes, 2040 Notes and 2050 Notes)
Wells Fargo Securities, LLC (2027 Notes, 2030 Notes, 2040 Notes and 2050 Notes)
HSBC Securities (USA) Inc. (2023 Notes and 2025 Notes)
Mizuho Securities USA LLC (2023 Notes and 2025 Notes)
SMBC Nikko Securities America, Inc. (2023 Notes and 2025 Notes)

Co-Managers:
BNP Paribas Securities Corp. (2023 Notes and 2025 Notes)
Credit Suisse Securities (USA) LLC (2023 Notes and 2025 Notes)
Wells Fargo Securities, LLC (2023 Notes and 2025 Notes)
HSBC Securities (USA) Inc. (2027 Notes, 2030 Notes, 2040 Notes and 2050 Notes)
Mizuho Securities USA LLC (2027 Notes, 2030 Notes, 2040 Notes and 2050 Notes)
SMBC Nikko Securities America, Inc. (2027 Notes, 2030 Notes, 2040 Notes and 2050 Notes)
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
SG Americas Securities, LLC
Standard Chartered Bank
BofA Securities, Inc.
Evercore Group L.L.C.
Goldman Sachs & Co. LLC
BNY Mellon Capital Markets, LLC
PNC Capital Markets LLC
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Siebert Williams Shank & Co., LLC
Academy Securities, Inc.
Blaylock Van, LLC
CastleOak Securities, L.P.
Drexel Hamilton, LLC
Great Pacific Securities
MFR Securities, Inc.
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.

*We expect that delivery of the Notes will be made against payment therefor on November 13, 2020, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement. Such purchasers should consult their own advisors.

**These issuer ratings are not a recommendation to buy, sell or hold the Notes. The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the issuer ratings included herein should be evaluated independently of any other issuer rating. No report of any rating agency is incorporated by reference herein.

The issuer has filed a registration statement (including the Prospectus and the Preliminary Prospectus Supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and Preliminary Prospectus Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the Prospectus and Prospectus Supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-866-803-9204, Barclays Capital Inc. at 1-888-603-5847 and Deutsche Bank Securities Inc. at 1-800-503-4611.

This communication does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where it is unlawful or where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the Notes.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another e-mail system.